Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Immunomedics, Inc.:

We consent to the use of our reports with respect to the consolidated balance sheets as of June 30, 2017 and 2016, and the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2017, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2017 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

September 18, 2017